Exhibit 99.2

BIOSIL LIMITED AND NAGOR LIMITED

COMBINED FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT AUDITORS

JANUARY 31, 2006 AND 2005

Report of Independent Auditors

To the board of directors and shareholders of Nagor Limited and Biosil Limited

In our opinion, the accompanying combined balance sheets and the related combined profit and loss accounts, and combined cash flow statements present fairly, in all material respects, the combined financial position of Nagor Limited and Biosil Limited at 31 January 2006 and 2005, and the results of their operations and their cash flows for each of the two years in the period ended 31 January 2006 in conformity with accounting principles generally accepted in the United Kingdom. These financial statements have been prepared under the accounting policies set out therein. These financial statements are the responsibility of the companies’ management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 1 to the combined financial statements ‘Presentation of combined financial statements and principal accounting policies’, Nagor Limited and Biosil Limited were under common control for the periods presented.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in the note 21 to the combined financial statements.

PricewaterhouseCoopers
Douglas, Isle of Man

12 July 2006

Combined balance sheets at 31 January 2006 and 2005

	Notes	2006 £	2005 £
Fixed assets
Investments	6	31,278	31,278
Tangible fixed assets	7	1,719,879	1,599,249
		1,751,157	1,630,527
Current assets
Stocks	8	1,668,185	1,623,232
Debtors	9	1,070,763	1,133,720
Cash		742,518	5,660,206
		3,481,466	8,417,158
Creditors:
Amounts falling due within one year	10	(462,756)	(370,033)
Provision for deferred tax	11	—	(124,200)

Net current assets		3,018,710	7,922,925

Total assets less current liabilities		4,769,867	9,553,452

Creditors: amounts falling due after more than one year
Debenture loans	15	—	(4,100,000)

Net assets		4,769,867	5,453,452

Capital and reserves
Combined equity shareholders’ funds	12, 13, 14	4,769,867	5,453,452

The combined financial statements on pages 3 to 21 were approved by the board of directors on 12 July 2006 and                            signed on their behalf by:

/s/ John A Alsop	/s/ Theodore R Maloney
John A Alsop Director	Theodore R Maloney Director

The notes on pages 7 to 21 form an integral part of these combined financial statements.

Combined profit and loss accounts for the years ended 31 January 2006 and 2005

		2006	2005
	Notes	£	£
Turnover - continuing operations		5,953,311	6,279,641

Other operating income	3	387,799	344,968

Net operating expenses		(5,294,764)	(4,648,274)

Operating profit - continuing operations		1,046,346	1,976,335

Interest receivable and similar income		222,498	205,732

Profit on ordinary activities before taxation	2	1,268,844	2,182,067

Tax on profit on ordinary activities	4	14,170	(150,969)

Profit on ordinary activities after taxation	14	1,283,014	2,031,098

Dividends	5	(1,966,599)	(976,000)

Retained (loss)/profit for the year		(683,585)	1,055,098

Retained profit brought forward	13	4,388,590	3,333,492

Retained profit carried forward	13	3,705,005	4,388,590

The Companies had no recognised gains and losses other than those included in the results above, and therefore no separate statement of total recognised gains and losses has been presented.

There is no difference between the profit on ordinary activities before taxation and the retained profit for the year stated above, and their historical cost equivalents.

The notes on pages 7 to 21 form an integral part of these combined financial statements.

Combined cash flow statements for the years ended 31 January 2006 and 2005

	2006	2005
	£	£
Reconciliation of operating profit to net cash inflow from operating activities

Operating profit	1,046,346	1,976,335
Depreciation of tangible fixed assets	218,663	186,424
Profit on the sale of tangible fixed assets	(21,441)	(8,754)
Increase in stocks	(44,953)	(150,852)
Decrease/(increase) in debtors	62,957	(18,916)
Increase/(decrease) in creditors	108,946	(20,440)

Net cash inflow from operating activities	1,370,518	1,963,797

Returns on investments and servicing of finance
Interest received	222,498	204,352

Net cash inflow from returns on investments and servicing of finance	222,498	204,352

Taxation
Taxation paid	(126,253)	(100,584)

Net cash outflow from taxation	(126,253)	(100,584)

Capital expenditure and financial investment
Purchase of tangible fixed assets	(347,047)	(137,175)
Proceeds from the disposal of tangible fixed assets	29,195	10,969

Net cash outflow from capital expenditure and financial investment	(317,852)	(126,206)

Equity dividends paid	(1,966,599)	(976,000)

Net cash (outflow)/inflow before management of liquid resources and financing	(817,688)	965,359

Management of liquid resources	—	—

Financing
Repayment of debenture loans	(4,100,000)	—
Proceeds from issuing ordinary share	724,599	—
Redemption of preference shares	(724,599)	—

Net cash outflow from financing	(4,100,000)	—

(Decrease)/increase in cash	(4,917,688)	965,359

The notes to the combined cash flow statements on page 6 form an integral part of the combined cash flow statements and the notes on pages 7 to 21 form an integral part of these combined financial statements.

Notes to the combined cash flow statements for the years ended 31 January 2006 and 2005

Reconciliation of net cash flow to movement in net funds

	2006	2005
	£	£

(Decrease)/increase in cash in the year	(4,917,688)	965,359
Repayment of debenture loans	4,100,000	—
Proceeds from issuing ordinary share	724,599	—
Redemption of preference shares	(724,599)	—

Movement in net funds in the year	(817,688)	965,359
Net funds at beginning of year	1,560,206	594,847

Net funds at end of year	742,518	1,560,206

Analysis of changes in net funds in 2006

	At 1 February	Net cash	At 31 January
	2005	flows	2006
	£	£	£
Cash	5,660,206	(4,917,688)	742,518
Debt due after 1 year	(4,100,000)	4,100,000	—
	1,560,206	(817,688)	742,518

Analysis of changes in net funds in 2005

	At 1 February	Net cash	At 31 January
	2004	flows	2005
	£	£	£
Cash	4,694,847	965,359	5,660,206
Debt due after 1 year	(4,100,000)	—	(4,100,000)
	594,847	965,359	1,560,206

Cash includes cash in hand and deposits repayable on demand.

The notes on pages 7 to 21 form an integral part of these combined financial statements.

Notes to the combined financial statements

1                             Presentation of combined financial statements and principal accounting policies

The combined financial statements have been prepared in accordance with applicable Accounting Standards in the United Kingdom.

These combined financial statements for the two years ended 31 January 2006 and 31 January 2005 present the combined balances and results of operations of Nagor Limited (“Nagor”) and Biosil Limited (“Biosil”) (together “the Companies”) and have not been prepared in accordance with the Isle of Man Companies Acts 1931 to 2004. The principal activity of Nagor is the distribution, export and import of medical and therapeutic products. The principal activity of Biosil is the manufacturing of silicone products and plastic medical components.

The combined financial statements have been prepared in connection with the acquisition of Nagor Limited and Biosil Limited by MediCor Ltd., a public company in the United States of America with common stock traded on the OTC Bulletin Board, for the purpose of presenting the assets, liabilities, revenue, expenses and cash flows of the combined Companies.

During the periods presented the Companies were under common control and common management. The financial information set out in the combined financial statements is based on the combination of the audited financial statements of both Companies for the years ended 31 January 2006 and 31 January 2005 after making such adjustments necessary in order to eliminate all inter-company transactions and balances.

The outstanding share capital and reserves have been combined to present combined equity shareholders’ funds for the Companies. Further details on the constituent elements of combined equity shareholders’ funds can be found in notes 12, 13 and 14 of these combined financial statements. The constituent elements of combined equity shareholders’ presented are not necessarily representative or indicative of those that would have been presented had Nagor and Biosil prepared consolidated financial information on a standalone basis.

A summary of the more important accounting policies, which have been applied consistently, is set out below.

Basis of accounting

The combined financial statements are prepared under the historical cost convention.

Statement of directors’ responsibilities

The directors are responsible for preparing relevant combined financial statements for the Companies as at 31 January 2006 and 31 January 2005 and for the two years ended 31 January 2006, in conformity with generally accepted accounting principles in the United Kingdom with reconciliation to generally accepted accounting principles in the United States of America.

The directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Companies’, and for identifying and ensuring that the Companies comply with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Companies and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The directors confirm that suitable accounting policies have been used and applied consistently for each financial period. They also confirm that reasonable and prudent judgments and estimates have been made in preparing the combined financial statements and that applicable accounting standards have been followed.

Turnover

Turnover comprises the invoiced value of goods and services supplied by the Companies (excluding VAT and trade discounts) in the normal course of business.

Tangible fixed assets

Tangible fixed assets are stated at cost, net of depreciation and any provision for impairment. Depreciation is provided on a straight line basis in order to write off the cost of tangible fixed assets to their estimated residual value over their expected useful lives at the following annual rates:

Furniture, fittings and equipment	7% to 20%
Motor vehicles	25%
Tooling and equipment	5% to 50%
Computer equipment	50%

Freehold property is not depreciated, as the directors have a policy and practice of regular maintenance and repairs (charges for which are recognised in the profit and loss account) such that the asset is kept to its previously assessed standard of performance.

Stocks

Stocks and work in progress are valued at the lower of cost and net realisable value, with full allowance being made for defective, obsolete or unrealisable stock. The cost of manufactured goods includes materials, direct labour and an appropriate portion of fixed and variable overheads, based on levels of activity. Stocks include some goods on which the suppliers retain title until payment for the goods is made.

Dividends

Dividends are accrued and recognised in the period in which the dividends are declared and approved.

Interest income

Interest income consists of bank interest and interest earned on term deposits. Interest income is recognised on an accruals basis.

Government grants

Grants of a revenue nature are credited to income to match them with the expenditure to which they relate. Grants received in respect of capital expenditure are credited to a deferred income account and are released to profit over the expected useful lives of the relevant assets in equal annual instalments.

Research and development

Research and development expenditure is written off in the year in which it is incurred.

Operating leases

Payments made under operating leases are charged to the profit and loss account on a straight-line basis over the term of the lease.

Pensions

The Companies operate defined contribution pension schemes. A defined contribution plan is a pension plan under which a company pays fixed contributions to an administered pension insurance plan on a contracted basis. The Companies have no further payment obligations once the contributions have been paid. Contributions are accounted for when they become payable.

Deferred taxation

Deferred taxation is recognised in respect of all timing differences that have originated, but not reversed, at the balance sheet date where transactions or events have occurred at that date that will result in an obligation to pay more, or a right to pay less taxation. Deferred taxation assets are recognised only to the extent that the directors consider it is more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

Deferred taxation is measured on an undiscounted basis at the taxation rates that are expected to apply in the periods in which timing differences reverse, based on taxation rates and laws enacted or substantively enacted at the balance sheet date.

Translation of foreign currencies

Foreign currency transactions during the year are translated into sterling at the rate of exchange ruling at the dates of transactions. Monetary assets and liabilities denominated in foreign currencies are incorporated into the financial statements by translating foreign currencies into sterling at the rate of exchange ruling at the balance sheet date. Exchange differences arising are included in the operating profit.

Investments

Fixed asset investments are shown at cost less any provision for impairment.

2                             Profit on ordinary activities before taxation
	2006	2005
	£	£
Profit on ordinary activities before taxation is stated after charging/(crediting):-

Depreciation on tangible fixed assets	218,663	186,424
Profit on the sale of tangible fixed assets	(21,441)	(8,754)
Operating lease payments in respect of office and
manufacturing premises	113,707	109,715
Auditors’ remuneration	19,827	14,690

3                             Other operating income

Other operating income includes £304,384 (2005: £274,808) received from a third party, Hutchison International Inc. (“Hutchison”), under the terms of a supply agreement dated 17 September 2001 (the “Agreement”). Under the terms of the Agreement, Hutchison will sell certain products of Biosil Limited into the United States of America once approvals have been obtained from the United States Authorities. Biosil Limited has reserved manufacturing capacity in one of its facilities in order to meet the expected demand for Biosil Limited’s products from Hutchison once US approval has been obtained. The agreement was amended on 10 February 2005 and under the terms of the New Agreement Hutchison paid to Biosil Limited an aggregate amount of US$500,000 in the year ended 31 January 2006.

4                             Taxation

(a)                Analysis of (credit)/charge for the years ended 31 January 2006 and 2005

	2006	2005
	£	£
Current tax:
Isle of Man income tax	108,146	126,185
Adjustments in respect of prior periods	1,884	(1,816)

Total current tax (see below)	110,030	124,369

Deferred tax:
Origination and reversal of timing differences	(124,200)	26,600

Total deferred tax (see note 11)	(124,200)	26,600

Total tax (credit)/charge on profit on ordinary activities	(14,170)	150,969

(b)     Factors affecting the tax charge for the years ended 31 January 2006 and 2005

The tax assessed is lower than the relevant rates of income tax in the Isle of Man (10%) and corporation tax in the United Kingdom (30%). The differences are explained below-

	2006	2005
	£	£
Profit on ordinary activities before tax — Nagor Limited	1,843,374	2,487,223
Loss on ordinary activities before tax — Biosil Limited	(574,530)	(305,157)
	1,268,844	2,182,066

Profit on ordinary activities of Nagor Limited multiplied by relevant rate of income tax on the Isle of Man 10% (2005: 10%)	184,337	248,722
Loss on ordinary activities of Biosil Limited multiplied by the relevant rate of UK corporation tax of 30% (2005: 30%)	(172,359)	(91,547)
	11,978	157,175
Effects of:
Dividend relief	(72,460)	(124,200)
Capital allowances in excess of depreciation	(301)	(7,771)
Enhanced allowances	(13,650)	—
Losses available for carry forward	185,892	104,496
Income not subject to tax	(3,760)	(3,515)
Adjustments to tax charge in respect of previous years	1,884	(1,816)
Expenses not deductible for tax purposes	447	—

Current tax charge (see above)	110,030	124,369

(c)     Factors that may affect future tax charges

Nagor Limited

FRS 16 requires tax to be provided at the tax rates substantively enacted at the balance sheet date. The Isle of Man tax rate at 31 January 2006 and 2005 was 10%. Legislation is currently being enacted which will introduce a 0% tax rate effective from 6 April 2006. As Nagor Limited is taxed on a prior year basis, it is expected that the profits for the year ended 31 January 2006 will be subject to tax at the 0% rate in the 2006/2007 tax year.

Where the 0% rate of tax applies to a company which has Isle of Man resident shareholders, the company must distribute 55% of its taxable profits or be subject to a distributable profits charge (“DPC”). The DPC is calculated at a rate of 18%, on 55% of the proportion of a company’s taxable profit which is attributable to Isle of Man resident shareholders. The profits shown in these combined financial statements may therefore be subject to a DPC.

Biosil Limited

Biosil Limited has tax losses of £2,239,373 (2005: £1,584,621) available to carry forward. Based on current capital investment plans Biosil Limited expects to continue to be able to claim capital allowances in excess of depreciation in future years.

5                             Dividends
	2006	2005
	£	£
Ordinary dividends declared and approved	1,966,599	976,000

6                             Investments
	Country of	2006	2005
	incorporation	£	£
Artes Medical, Inc (Nagor shareholding less than 0.5%)	USA	30,137	30,137
Clinitech Polymers Ltd (Nagor shareholding 35%)	IOM	1,141	1,141
N.P.H. Ltd, 400 ‘A’ shares (Biosil shareholding 40% of ‘A’ shares)	IOM	—	—
N.P.H. Ltd, 18 ‘B’ shares (Biosil shareholding 1.8% of ‘B’ Biosil)	IOM	—	—
		31,278	31,278

The investment in Artes Medical, Inc. is carried at cost. Artes Medical, Inc. is a private company incorporated in the United States of America which has made losses to date. No provision has been made against the cost of this investment as the directors are of the opinion that the investment is not impaired.

Clinitech Polymers Ltd (“Clinitech”) is a dormant company that holds a head lease on a property occupied by Biosil Limited. The carrying value of Clinitech in the combined financial statements represents Nagor’s proportionate share of Clinitech’s net assets at the balance sheet date.

N.P.H Limited (N.P.H.) is a patent holding company incorporated in the Isle of Man and a related party, see note 17. N.P.H. has been loss making in recent years and as a result Biosil Limited has recognised its proportionate share of losses up to the value of its original investment. Biosil Limited has no obligation to continue to fund losses made by N.P.H., other than the obligations described under the royalty agreement in note 17.

Notes to the combined financial statements (continued)

7     Tangible fixed assets

At 31 January 2006

	Freehold property £	Furniture fittings & equipment £	Motor vehicles £	Tooling & equipment £	Computer equipment £	Total £
Cost
At 1 February 2005	948,562	456,348	296,598	832,066	302,485	2,836,059
Additions	—	2,850	170,666	145,841	27,690	347,047
Disposals	—	(475)	(109,420)	(56,191)	(29,350)	(195,436)
At 31 January 2006	948,562	458,723	357,844	921,716	300,825	2,987,670
Depreciation
At 1 February 2005	—	301,505	227,747	485,260	222,298	1,236,810
Charge for year	—	31,851	51,487	83,751	51,574	218,663
Disposals	—	(475)	(107,872)	(50,418)	(28,917)	(187,682)
At 31 January 2006	—	332,881	171,362	518,593	244,955	1,267,791
Net book value
At 31 January 2006	948,562	125,842	186,482	403,123	55,870	1,719,879
At 31 January 2005	948,562	154,843	68,851	346,806	80,187	1,599,249

At 31 January 2005

	Freehold property £	Furniture fittings & equipment £	Motor vehicles £	Tooling & equipment £	Computer equipment £	Total £
Cost
At 1 February 2004	942,145	452,786	289,307	616,402	295,583	2,596,223
Additions	6,417	3,766	53,641	232,583	13,247	309,654
Disposals	—	(204)	(46,350)	(16,919)	(6,345)	(69,818)
At 31 January 2005	948,562	456,348	296,598	832,066	302,485	2,836,059
Depreciation
At 1 February 2004	—	267,631	223,796	440,656	185,906	1,117,989
Charge for year	—	33,983	49,410	61,232	41,799	186,424
Disposals	—	(109)	(45,459)	(16,628)	(5,407)	(67,603)
At 31 January 2005	—	301,505	227,747	485,260	222,298	1,236,810
Net book value
At 31 January 2005	948,562	154,843	68,851	346,806	80,187	1,599,249
At 31 January 2004	942,145	185,155	65,511	175,746	109,677	1,478,234

On 1 February 2004 Biosil Limited transferred mandrels with a book value of £172,479 that were previously classified as stock to fixed assets. The transfer of mandrels is included within ‘Tooling & Equipment’ as additions in 2005.

Notes to the combined financial statements (continued)

8     Stocks
	2006 £	2005 £
Raw materials	179,413	181,956
Work in progress	208,743	171,311
Finished goods and goods held for resale	1,280,029	1,269,965
	1,668,185	1,623,232

9     Debtors

	2006 £	2005 £
Amounts falling due within one year:
Trade debtors	905,122	973,754
Amounts due from related party (see note 17)	2,100	2,539
Other debtors and prepayments	163,541	157,427
	1,070,763	1,133,720

10   Creditors: amounts falling due within one year

	2006 £	2005 £
Trade creditors	106,003	68,799
Current income tax	108,593	124,816
Deferred income	—	12,534
Other creditors and accruals	248,160	163,884
	462,756	370,033

11        Provision for deferred taxation

	2006 £	2005 £
Deferred taxation	—	124,200
	—	124,200

The deferred tax liability of £124,200 at 31 January 2005 relates to a temporary timing difference in respect of Nagor Limited. Biosil Limited has an unrecognised deferred tax asset of £601,620 and £411,852 at 31 January 2006 and 2005 respectively. The directors of Biosil Limited have not recognised the deferred tax asset in Biosil Limited because it is unclear at this time as to whether Biosil Limited will generate sufficient profits in future years to offset the deferred tax asset against future taxable profits.

Notes to the combined financial statements (continued)

12    Called up share capital

Authorised	2006 £	2005 £
Nagor Limited
2,000 ordinary shares of £1 each	2,000	2,000
Biosil Limited
2,001 and 2,000 ordinary shares of £1 each	2,001	2,000
1,000 5% redeemable preference shares of £1 each	1,000	1,000
	3,001	3,000
	5,001	5000

Allotted, called up and fully paid	2006 £	2005 £
Nagor Limited
2,000 ordinary shares of £1 each	2,000	2,000
Biosil Limited
2,001 and 2,000 ordinary shares of £1 each	2,001	2,000
Nil and 1,000 5% redeemable preference shares of £1 each	—	1,000
	2,001	3,000
	4,001	5,000

On 21 October 2003 Biosil Limited issued 1,000 redeemable preference shares of £1 each with a premium of £949 per share. These shares carried a coupon rate of 5% per annum. On 13 January 2006, Biosil Limited redeemed the 1,000 preference shares of £1 each at £724.60 per share and issued one ordinary share with a par value of £1 for total proceeds of £724,600.

The redeemable preference shares (“Preference Shares”) had the following characteristics:

Voting

The holders of the Preference Shares were not entitled to attend at any meeting of Biosil Limited or vote on any resolution of Biosil Limited except in certain circumstances set out in article 18 of Biosil’s Articles of Association.

Redemption

The Preference Shares were redeemable at the option of Biosil Limited in accordance with its Articles of Association. In order to redeem the Preference Shares, Biosil Limited was required to serve on the holders, not less than 14 days before the redemption date, a notice stating the number of Preference Shares to be redeemed on the redemption date together with the redemption price as determined by Biosil Limited. Prior to the redemption of the Preference Shares, Biosil Limited recorded the Preference Shares at their subscription price of £950 per share. On 13 January 2006, Biosil Limited redeemed the Preference Shares at a redemption price of £724.60 per share and any rights to cumulative dividends then outstanding were waived by the holders of the Preference Shares (see note 17).

Notes to the combined financial statements (continued)

12    Called up share capital (continued)

Dividends

The holders of the Preference Shares were entitled to receive out of Biosil Limited distributable profits (in so far as they were sufficient), a dividend at the annual rate of 5% of the total amount of the subscription price for the Preference Shares including any share premium. Dividends on the Preference Shares were cumulative. All dividends including all arrears and accumulations were payable in preference to any distributions to the holders of Biosil’s ordinary shares. At 31 January 2005 the cumulative dividends outstanding in respect of the Preference Shares were £63,333, however this amount was not accrued by Biosil as Biosil did not have any distributable profits at that date. On 13 January 2006 Biosil Limited redeemed the Preference Shares at a redemption price of £724.60 per share and any rights to cumulative dividends then outstanding were waived by the holders of the Preference Shares (see note 17).

Winding up

Upon winding up of Biosil’s  affairs, the holders of the then outstanding Preference Shares would have received for each Preference Share an amount equal to the capital paid up on the shares plus all accrued but unpaid dividends, payable in preference and priority to any payments made to the holders of the then outstanding ordinary shares. Any remaining assets of Biosil would have been distributable among the holders of the ordinary shares.

13                       Share capital and reserves

	Combined share capital £	Combined share premium £	Combined profit and loss account £	Total £
At 1 February 2004	5,000	1,059,862	3,333,492	4,398,354
Retained profit for the year	—	—	1,055,098	1,055,098
At 31 January 2005	5,000	1,059,862	4,388,590	5,453,452
Issue of ordinary share	1	724,598	—	724,599
Redemption of preference shares	(1,000)	(723,599)	—	(724,599)
Retained loss for the year	—	—	(683,585)	(683,585)
At 31 January 2006	4,001	1,060,861	3,705,005	4,769,867

14   Reconciliation of movements in combined equity shareholders’ funds

	2006 £	2005 £
Profit for the financial year	1,283,014	2,031,098
Dividends	(1,966,599)	(976,000)
Issue of ordinary share	724,599	—
Redemption of preference shares	(724,599)	—
Net (reduction)/addition to shareholders’ funds	(683,585)	1,055,098
Opening shareholders’ funds	5,453,452	4,398,354
Closing shareholders’ funds	4,769,867	5,453,452

15   Debenture loans
	2006 £	2005 £

J G Evans (375 £4,100 debentures)	—	1,537,500
J A Evans (375 £4,100 debentures)	—	1,537,500
J A Alsop (250 £4,100 debentures)	—	1,025,000
	—	4,100,000

The debentures issued by Nagor Limited were secured by a fixed and floating charge (the ‘Charge’) over all Nagor’s assets. Interest was payable on the debentures by Nagor Limited an annual rate equal to Lloyd’s Bank plc Base Rate (31 January 2005: 4.75%) payable twice annually on 31 July and 31 January of each year. Interest accrued was waived by the holders of the debentures on 31 January of each year. The debentures were redeemed on 22 December 2005 and the Charge was removed (see note 17).

16   Pension arrangements

The Companies operate defined contribution schemes for which the pension cost for the years ended 31 January 2006 and 2005 amounted to £88,487 and £81,869, respectively. There are no prepayments or accruals relating to pension costs at either 31 January 2006 or at 31 January 2005.

17   Related party disclosure

Biosil Limited has an investment in N.P.H. Limited. N.P.H. Limited is a related party due to common shareholders and common directors. On 1 August 2003 Biosil Limited entered into a licence agreement with N.P.H. Limited (the ‘Agreement’). Under the terms of the Agreement Biosil Limited is required to pay to N.P.H. Limited a minimum royalty fee equal to 10% of the net selling price on the supply of products covered by the Agreement, subject to a minimum fee of £10,000 per annum. The minimum fee is payable for 3 years from and including 1 February 2004, and thereafter subject to agreement in accordance with the terms of the Agreement. Biosil Limited paid to N.P.H Limited a royalty fee of £10,000 in the years ended 31 January 2006 and 2005. In 2003 Biosil Limited entered into a loan with N.P.H Limited in the amount of £6,500. The loan is repayable on demand and accrues interest at a rate of 6.75% per annum. At 31 January 2006 and 2005 the amount due to Biosil Limited under the terms of this loan were £2,100 and £2,539, respectively (see note 9).

At 31 January 2006 and 2005, Biosil Limited had 0 and 1,000 redeemable preference shares (Preference Shares) outstanding, respectively (see note 12). The Preference Share were held by J G Evans, J A Evans and J A Alsop who were the principal ordinary shareholders and directors of Biosil Limited. As described in note 12, on 13 January 2006 Biosil Limited redeemed the Preference Shares at a value of £724.60 per Preference Share and any rights to cumulative dividends then outstanding were waived by the holders of the Preference Shares.

At 31 January 2005, Nagor Limited had 1,000 debentures outstanding (see note 15). The debentures were held by the ordinary shareholders and directors of Nagor Limited. As described in note 15, on 22 December 2005 Nagor Limited redeemed the debentures at a value of £4,100 per debenture and all interest due on the debentures was waived by the debenture holders.

18                      Operating lease commitments

Nagor Limited has not entered into any operating leases. Biosil Limited has the following annual commitments under non-cancellable operating leases in respect of office and manufacturing premises.

	2006 £	2005 £
Expiry:
Within one year	—	7,750
Within one to two years	—	—
Within two to five years	40,257	32,257
After five years	70,933	69,708
	111,190	109,715

19   Capital commitments

At 31 January 2006 neither of the Companies had any capital commitments.

20   Immediate and ultimate controlling parties

The immediate and ultimate controlling parties at 31 January 2006 and 2005 were JG Evans and JA Evans.

21             Summary of significant differences between accounting principles generally accepted in the United Kingdom and those generally accepted in the United States of America

The combined financial statements of the Companies have been prepared and presented in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”). UK GAAP as applied by the Companies differs in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”).

a)          Reconciliation between net income and equity shareholders’ funds determined under UK GAAP and US GAAP

Net income is adjusted as follows:

(in pounds sterling — £)	Year Ended 31 January 2006	Year Ended 31 January 2005
Profit on ordinary activities as determined in accordance with UK GAAP	£1,283,014	£2,031,098
US GAAP reconciling adjustments—Depreciation of building	(21,826)	(21,826)
Net income as determined in accordance with US GAAP	£1,261,188	£2,009,272

Equity shareholders’ funds are adjusted as follows:

(in pounds sterling — £)	Year Ended 31 January 2006	Year Ended 31 January 2005
Equity shareholders’ funds as determined in accordance with UK GAAP	£4,769,867	£5,453,452
US GAAP reconciling adjustments—Cumulative depreciation of building	(128,319)	(106,494)
Equity shareholders’ funds as determined in accordance with US GAAP	£4,641,548	£5,346,958

There are no deferred tax implications in connection with the US GAAP reconciling adjustments above.

b)         Description of the differences between UK GAAP and US GAAP

Nagor Limited

Under UK GAAP, Nagor determined not to depreciate its freehold property, as described in Note 1 to these combined financial statements. Under US GAAP, Nagor’s building is required to be depreciated over its useful life. As Nagor’s management has determined this life to be 40 years, the initial building (£546,892 at cost) is being depreciated on a straight-line basis over that life, and an extension to that building (£301,670 at cost) is being depreciated over 37 years, to complete on the same end date.

c)         Combined statement of cash flows

The combined cash flow statements presented under UK GAAP have been prepared in accordance with FRS 1 (revised), “Cash Flow Statements.”  There are certain differences from UK GAAP to US GAAP with regard to the classification of items within the cash flow statements and with regard to the definition of cash and cash equivalents.

In accordance with FRS 1 (revised), cash flows are prepared separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends paid, management of liquid resources and financing. US GAAP, however, requires only three categories of cash flow activity to be reported. Under SFAS No. 95, “Statement of Cash Flows,” cash flows are classified under operating activities (including cash flows from taxation and returns on investments and servicing of finance), investing activities and financing activities.

Under FRS 1 (revised), cash is defined as cash on hand and deposits repayable on demand, less overdrafts repayable on demand. Under SFAS No. 95, cash and cash equivalents are defined as cash and investments with original maturities of three months or less. Cash and cash equivalents do not include bank overdrafts.

A summary of the Companies operating, investing and financing activities classified in accordance with US GAAP is presented below:

(in pounds sterling — £)	Year Ended 31 January 2006	Year Ended 31 January 2005
Net cash provided by operating activities	£1,466,763	£2,067,565
Net cash used in investing activities	(317,852)	(126,206)
Net cash used in financing activities	(6,066,599)	(976,000)
Net decrease in cash and cash equivalents	(4,917,688)	965,359
Cash and cash equivalents at beginning of period	5,660,206	4,694,847
Cash and cash equivalents at end of period	£742,518	£5,660,206

d)        Additional US GAAP disclosures

Net operating expenses

The Companies’ net operating expenses comprise cost of sales, research and development expenses, and selling, general and administrative expenses determined on a UK GAAP basis.

(in pounds sterling — £)	Year Ended 31 January 2006	Year Ended 31 January 2005
Cost of sales	£3,099,165	£2,783,376
Research and development expenses	180,759	163,280
Selling, general and administrative expenses
Salaries and wages (including taxes and benefits)	1,348,494	1,219,419
All other	666,346	482,199
Net operating expenses	£5,294,764	£4,648,274

The cost of sales amounts above include £124,731 and £132,791 in 2006 and 2005 respectively, in respect of shipping and handling fees billed to customers. Under US GAAP both revenue and cost of sales would be grossed up by £124,731 and £132,791 in 2006 and 2005, respectively.

Lease commitments

Biosil provides its annual commitments under non-cancellable operating leases organised according to the expiry date of each lease. Under US GAAP, such minimum operating lease payments are presented according to the year in which each payment will be paid.

As of 31 January 2006 those future payments are expected as follows:

Year ending 31 January	Amount
2007	£111,190
2008	88,909
2009	73,482
2010	51,977
2011	41,225
Thereafter	178,628
Total	£545,411

Warranty program

Nagor provides a standard manufacturers’ warranty on all products sold with no time limit, and has a warranty program called ‘NagorEnhance’ that applies to all breast implant products implanted within the UK. The NagorEnhance warranty covers capsular contracture within one year of implantation and rupture within ten years of implantation. For each successful warranty claim under the standard manufacturers’ warranty and NagorEnhance the claimant receives a free implant. In addition, Nagor is performing a follow-on clinical study on certain breast implants. For patients enrolled in the study, Nagor has extended the standard warranty to participants in the study. The extended warranty is for twelve years from the date of implantation, and provides for an immediate replacement product without the need to investigate potential manufacturing defects for breast implants removed due to capsular contraction for a period of one year from the date of implantation and rupture for a period of twelve years from date of implantation, together with a contribution towards surgery fees for a period of two years for capsular contraction and five years for rupture from date of implantation. Claims have been negligible and management believes that no allowance is necessary in the balance sheets of the combined Companies.

New accounting pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued its Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs.”  This statement clarified the accounting for the abnormal amount of ideal facilities expense, freight, handling costs, and wasted material. This statement requires that those items be recognized as current-period expense. In addition, the statement requires that allocation of fixed overhead to the cost of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred after 1 February 2006. Adoption of this statement will not have a material effect on the balance sheet or statement of profit and loss of the combined Companies.

In December 2004, the FASB issued its SFAS No. 123 (revised 2004), “Share Based Payment,” which required that the Companies, as non-public entities, record in their results of operations the fair value of stock options granted to employees beginning with its fiscal year beginning 1 February 2006. The Companies have not used share-based payments either for employees or for non-employees and currently have no intention to do so. Consequently, adoption of the provisions of this statement is not expected to have any effect on the balance sheet or statement of profit and loss of the combined Companies.

In May 2005, the FASB issued SFAS No. 154, “Accounting for Changes and Error Corrections.”  This statement generally requires retrospective application to prior periods’ financial statements of voluntary changes in accounting principles. Under the prior rules, changes in accounting principles were generally recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This statement does not change the previous requirements for reporting the correction of an error in previously issued financial statements, change in accounting estimate, or justification of a change in accounting principle on the basis of preferability. This statement is effective for accounting changes made after 1 February 2006. Adoption of the provisions of the statement is not expected to have a material effect on the balance sheet or statement of profit and loss of the combined Companies.

22                    Subsequent events

During 2005, the shareholders of Nagor Limited and Biosil Limited entered into an agreement to sell their ownership shares in the Companies for approximately £20 million plus 2.64 million shares of MediCor Ltd. common stock. The sale closed on 28 April 2006, and thereafter the Companies became fully consolidated subsidiaries of MediCor Ltd., a public company with common stock traded on the OTC Bulletin Board.